Exhibit 99.1

CTS Announces Private Offering of $60 Million of Convertible Senior
Subordinated Notes

     ELKHART, Ind.—May 4, 2004—CTS Corporation (NYSE: CTS) today announced its intention to sell, subject to market and other conditions, $60 million aggregate principal amount of Convertible Senior Subordinated Notes due 2024. The notes are general unsecured obligations and will only be offered or sold to qualified institutional buyers within the United States in accordance with Rule 144A under the Securities Act of 1933, as amended. The initial purchaser will have the option to purchase, within 30 days from the date of issuance, up to an additional $10 million aggregate principal amount of notes.

     The notes will be convertible into shares of CTS common stock upon the occurrence of certain events and will mature in 2024. Holders may require CTS to purchase for cash all or part of their notes on May 1, 2009, May 1, 2014 and May 1, 2019, or upon the occurrence of certain events, at 100% of the principal amount of the notes plus accrued and unpaid interest up to, but not including, the date of purchase. CTS may redeem for cash all or a portion of the notes at any time on or after May 1, 2009, at 100% of the principal amount of the notes plus accrued and unpaid interest up to, but not including, the date of redemption.

     CTS intends to use the net proceeds from the offering to repay debt outstanding, including industrial revenue bonds with a principal amount of $40 million and a weighted average interest rate of 7.5%, due in 2013, and for general corporate purposes, including future potential acquisitions of businesses, product lines or technologies.

     This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.